SECURITIES AND EXCHANGE COMMISSION


                              Washington, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT





     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934





         Date of Report (Date of earliest event reported): July 27, 1999



                               SL Industries, Inc.
             (Exact name of registrant as specified in its charter)


         New Jersey                    1-4987                   21-0682685
(State or other jurisdiction        (Commission               (IRS Employer
      of incorporation)              File No.)            Identification Number)


                        520 Fellowship Road, Suite A-114
                          Mt. Laurel, New Jersey 08054
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (609) 727-1500.


                                       N/A
          (Former name or former address, if changed since last report)





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Item 2.  Acquisition or Disposition of Assets.
---------------------------------------------

         On July 27, 1999, pursuant to an Asset Purchase Agreement dated as of July 13, 1999 (the "Asset Purchase Agreement"), Condor D.C. Power Supplies, Inc. ("Condor"), a California corporation and a wholly-owned subsidiary of SL Industries, Inc., a New Jersey corporation (the "Registrant"), acquired certain of the net operating assets of Todd Products Corp., a New York corporation, and Todd Power Corporation, a New York corporation (together, "Todd Products"). A copy of the Asset Purchase Agreement is attached hereto as Exhibit 2.1 of this Report.

         Todd Products is a leading supplier of high quality power supplies to the datacom, telecommunications and computer industries. The assets purchased from Todd Products are expected to generate revenues of approximately $20 million during the next twelve months.

         The purchase price for the net operating assets of approximately $7.1 million includes (i) $3.7 million in cash paid at closing and (ii) assumption of debt equal to approximately $3.73 million. In addition, as a condition precedent to the closing, Condor entered into a 10-year Consulting Agreement with Kathleen Todd, the chief executive officer of Todd Products, pursuant to which Condor will pay Mrs. Todd an aggregate consulting fee of $1.275 million in quarterly installments over the next three years. There are also contingent "earn-out" payments ranging from $1 million to $5 million, payable in the event that sales from the purchased assets exceed $30 million to $40 million during the 12-month period ending March 31, 2001.

         The purchase price was financed under a credit agreement between the Registrant and Mellon Bank, N.A., as agent for Mellon Bank, N.A., Fleet Bank, N.A., and PNC Bank, N.A.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
---------------------------------------------------------------------------

         (c)    Exhibits

                Exhibit No.            Description
                -----------            -----------

                2.1                    Asset Purchase Agreement, dated as
                                       of July 13, 1999





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      SL INDUSTRIES, INC.


Date: August 9, 1999                  By:  /s/ Owen Farren
                                          ------------------------------------
                                          Owen Farren
                                          President, Chief Executive Officer
                                          and Chairman of the Board








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